Exhibit 99.2

Polymer Group, Inc. Announces Results of Preferred Stock Redemption

NORTH CHARLESTON, S.C., Sept 16, 2005 — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) announced today the results of the company’s offer to redeem all outstanding shares of its 16% Series A Convertible Pay-in-Kind Preferred Stock (the “PIK Preferred Stock”).

On August 22, 2005, Polymer Group notified holders of PIK Preferred Stock that the company would redeem all outstanding shares of PIK Preferred Stock on September 15, 2005.  At the time of the notification, there were 62,921 shares of PIK Preferred Stock outstanding.  From the time of the notification through September 14, 2005, 62,916 shares of PIK Preferred Stock were voluntarily converted into Class A Common Stock by holders of the shares at the stated voluntary conversion rate of 137.14286 shares of Class A Common Stock per one share of PIK Preferred Stock.  On September 15, 2005, the company redeemed the remaining 5 shares of PIK Preferred Stock at the previously announced redemption rate of 37.26397 shares of Class A Common Stock for each share of the PIK Preferred Stock.

As a result of the voluntary conversions and the optional redemptions by the company, the company currently has no shares of PIK Preferred Stock outstanding and has issued approximately 8.6 million shares of additional Class A Common Stock.  After the issuance of the additional Class A Common Stock, the company has approximately 18.9 million shares of Class A Common Stock outstanding.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: uncertainty regarding the effect or outcome of the company’s decision to explore strategic alternatives; general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures;

inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com